KPK:50594                           Exhibit 10(a)
19200/0001

                           Liz Claiborne, Inc.
                              1441 Broadway
                           New York, NY 10018



                                                May 9, 1994

Paul R. Charron
403 Wyomissing Boulevard
Wyomissing, PA

Dear Paul:

The undersigned Liz Claiborne, Inc. ("the Company") desires to employ you in the capacities of Vice Chairman and Chief Operating Officer, and you desire to be so employed by the Company, in each case subject to the terms and conditions set forth in this letter agreement ("Agreement"). As used in this Agreement, the term the "Claiborne Group" means and includes the Company and each of its subsidiaries and affiliated companies and ventures from time to time.

Accordingly, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the Company and you hereby agree as follows:


1.Employment; Term. The Company hereby employs you, and you hereby accept such employment and agree to serve the Claiborne Group, upon the terms and conditions hereinafter set forth, for a term commencing on your first day of full time employment with the Company under this Agreement (May 9, 1994) ("your First Day") and (unless sooner terminated as hereinafter provided) expiring on April 30, 1997, provided that, if you are promoted to the position of Vice Chairman and Chief Executive Officer of the Company on or prior to the date of the Company's 1996 annual meeting of stock-holders, such term shall automatically be extended for an addition-al year, so as to expire on April 30, 1998 (such term of employment being hereinafter referred to as "your term of employment").

2.    Position; Conduct.

                 (a) During your term of employment, you will hold the titles and offices of, and serve in the positions of, Vice Chairman and Chief Operating Officer of the Company, or such more senior title(s) and office(s) as the Board of Directors of the Company (the "Board of Directors") may assign to you. In such capacities, following your initial orientation period and no later than July 1, 1994, the parties mutually intend that you shall have particular responsibility for the operations of all of the better women's wholesale apparel divisions of the Claiborne Group and that the executives in charge of such divisions shall report directly to you. In addition, you shall be a member of the senior-most management policy-making group of the Company as constituted from time to time. You shall report to the Chief Executive Officer and the Board of Directors and shall perform such specific duties and services of a senior executive nature (including service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Claiborne Group, without additional compensation) as they shall reasonably request consis-tent with your position. Your performance shall be reviewed periodically by the Board of Directors.

                 (b)  During your term of employment, you agree to
(i) devote your full time and attention and best efforts to the business and affairs of the Claiborne Group and to faithfully and diligently perform, to the best of your ability, all of your duties and responsibilities; (ii) abide by all applicable policies of the Claiborne Group from time to time in effect; and (iii) not take any action or conduct yourself in any manner which would tend to harm the reputation or goodwill of the Claiborne Group. Nothing in this paragraph shall preclude you from devoting reasonable time and attention to (A) serving, with the prior approval of the Board of Directors (which shall not be unreasonably withheld), as director, trustee or member of a committee of any organization involving no conflict of interest with the interests of the Claiborne Group; (B) engaging in charitable and community activities; and (C) managing your personal investments and affairs; provided that such activi-ties do not, individually or collectively, interfere with the performance of your duties and responsibilities as contemplated under this Agreement.

           3. Board of Directors. While it is understood that the right to elect directors of the Company is by law vested in its stockholders and directors, it is nevertheless mutually contemplat-ed that, subject to such rights, you will be elected to serve as a member of the Board of Directors promptly following your First Day for a term extending through the date of the Company's 1996 annual meeting of stockholders. You agree to serve on the Board of Directors at the request of the Company without additional compensation. By your signature below, you agree that any termination of your employment with the Company shall also constitute your resignation as a director of the Company.


           4.    Salary; Additional Compensation; Perquisites and
Benefits.

                 (a) During your term of employment, the Company will pay you a base salary at an annual rate of not less than Six Hundred Thousand Dollars ($600,000), subject to annual review by the Compensation Committee of the Board of Directors (the "Com-pensation Committee") and, in the discretion of such Committee, increase from time to time. Such salary shall be paid in in-stallments in accordance with the Company's standard practice, but not less frequently than monthly.

                 (b) For fiscal year 1994, you will be eligible to earn a bonus of up to 100% of the base salary paid to you during such year, the actual amount of such bonus to be determined by the Compensation Committee based upon actual performance as measured against goals set by such Committee. On your First Day, or as soon as is practicable thereafter, the Company will pay to you Two Hundred Thousand Dollars ($200,000) as a non-refundable advance to be credited against the amount of such bonus. For fiscal year 1995 and thereafter during your term of employment, you will partici-pate, in accordance with and subject to the terms and conditions thereof, in the Company's 162(m) Cash Bonus Plan, provided the same is approved by the Company's stockholders at their upcoming annual meeting. If such approval is not obtained, you will participate in fiscal year 1995 and thereafter during your term of employment, in accordance with the terms and conditions thereof, in whatever annual cash bonus plan or arrangement in which the Chairman and President of the Company participate.

                 (c) During your term of employment, you will participate, on the same basis as other similarly situated senior executives of the Claiborne Group, in accordance with and subject to the respective terms and conditions thereof as to eligibility and otherwise, in (i) the Company's existing Profit-Sharing Retirement Plan, 401(k) Savings Plan and Supplemental Executive Retirement Plan relating to the Profit-Sharing and Savings Plans, as well as the Company's medical, dental, long-term disability and life insurance programs (subject to insurability at standard rates) and (ii) such other Company benefit programs as are from time to time made generally available to other similarly situated senior executives of the Claiborne Group.

                 (d) You shall be eligible for stock option grants from time to time pursuant to the Company's 1992 Stock Incentive Plan in accordance with the terms and conditions thereof. Pursuant to such Plan, the Compensation Committee has granted to you, effective upon your First Day, the options set forth in the Option Agreement between the Company and you attached as Annex A, subject to the terms and conditions set forth therein.

                 (e) The Compensation Committee has granted to you, in consideration of your entry into this Agreement and effective as of your First Day, 10,000 issued and outstanding shares of Company common stock ("Common Stock") held in the Company's treasury, and has approved the grant to you, on the last day of the Company's current fiscal year, subject to your remaining an employee of the Company on such date, of an additional issued and outstanding
10,000 shares of Common Stock held in the Company's treasury. In this connection, you shall also receive the sum of $125,000, payable contemporaneously with the delivery of the initial 10,000 shares.

                 (f) The Compensation Committee has granted to you, effective as of your First Day, the restricted stock set forth in the Restricted Stock Agreement between the Company and you attached as Annex B, subject to the terms and conditions set forth therein. The Company and you acknowledge as a common goal that you will accumulate a personal holding of unrestricted, unencumbered shares of Common Stock having a market value of at least $1.2 million.
You agree that in working toward such goal, you will not (except for the withholding of shares to pay taxes in accordance with the Restricted Stock Agreement) sell, transfer, give, pledge, deposit, alienate, or otherwise encumber or dispose of (as used in this paragraph, collectively, "transfer") any shares of Common Stock (or any securities issued as a dividend or distribution on such shares, or in respect of such shares in connection with a recombination or recapitalization of the Common Stock) issued to you pursuant to the Restricted Stock Agreement if, following such transfer, you would not be the sole beneficial owner of at least $1.2 million worth of Common Stock as aforesaid.

                 (g) The Company will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary vouchered out-of-pocket business expenses as may be incurred by you during your term of employment in the performance of your duties and responsibilities under this Agreement.

                 (h) You shall be entitled to a vacation period to be credited and taken in accordance with Claiborne Group policy from time to time in effect for similarly situated senior execu-tives, which in any event shall not be less than a total of four weeks per annum.

                 (i) Your rights under this Agreement with respect to the Company's 162(m) Cash Bonus Plan, Profit-Sharing Retirement Plan, 401(k) Savings Plan, Supplemental Executive Retirement Plan, 1992 Stock Incentive Plan, medical, dental, long-term disability and life insurance programs and other programs, perquisites and policies shall not preclude the Claiborne Group from modifying or terminating any such program, perquisite or policy, subject to your right, in accordance with the terms of this Agreement, to partici-pate in or be eligible for such program, perquisite or policy as so modified or any replacement thereof.

           5.    Relocation.

                 (a) The Company agrees to purchase from you your current residence at 403 Wyomissing Boulevard within 60 days of your written request delivered to the Company no later than October 31, 1994. Such request shall be accompanied by three appraisals of the value of such residence as of the date of the closing of title thereon by independent real estate appraisers to be agreed upon between you and the Company (such appraisals to be at the Company's cost and expense). The purchase price to be paid by the Company upon the closing of title for such residence shall be the average of such appraised values. Such purchase shall be effectuated pursuant to customary documentation (including but not limited to a purchase contract and title insurance) prepared by the Company and reasonably satisfactory to you, and you shall provide the Company with any documents or materials reasonably requested by it and otherwise comply with any reasonable request of the Company in connection with the sale of such residence by the Company. If the Company so desires, it may assign its obligations under this paragraph to purchase your residence to a third party purchaser, provided that the Company shall remain primarily responsible for its obligations set forth in this paragraph.

                 (b) The Company shall reimburse you for your reasonable expenses incurred to move your family and your family's personal property from your current residence to a new residence to be purchased by you in the New York City metropolitan area.

                 (c) Until the earlier of (i) the time the you establish a new residence in the New York City metropolitan area or
(ii) October 31, 1994, the Company shall provide you with an appropriate furnished apartment/hotel accommodation in the New York City metropolitan area reasonably acceptable to you.

                 (d) In connection with your purchase of a new residence in the New York City metropolitan area, the Company will, within 14 days of your written request, advance to you on or about the date on which title of such new residence is expected to close, a loan of up to Two Hundred Fifty Thousand Dollars ($250,000), which loan shall bear interest at the rate of 5% per annum, payable quarterly. The principal amount of such loan shall be repaid in a balloon payment at the earlier of two years after the date of such advance and 10 days after the date of termination of your employ-ment by the Company for Cause (as hereinafter defined). You shall execute a promissory note evidencing such loan prepared by the Company and reasonably satisfactory to you.

           6.    Termination.

                 (a) Your term of employment under this Agreement will terminate at the election of the Company for Cause immediately upon notice from the Company to you. As used herein, the term
"Cause" means:

                 (i) Your willful or intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations set forth in, or as contemplated under, this Agreement, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company;

                 (ii) Any willful or intentional act or failure
                      to act involving fraud, misrepresenta-
                      tion, theft, embezzlement, dishonesty or moral turpitude (collectively, "Fraud") affecting the Claiborne Group or any customer, supplier or employee of the Claiborne Group;

               (iii) Conviction of (or a plea of nolo contendere to) an offense which is a felony in the ju-risdiction involved or which is a misdemeanor in the jurisdiction involved but which in-volves Fraud;

                 (iv) Any willful or intentional act which could
                      reasonably be expected to materially injure the reputation, business or business relation-ships of the Claiborne Group, or your reputa-tion or business relationships, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company; or

                 (v) Your willful or intentional failure to comply with any reasonable request or direction of the Board of Directors or the Chief Executive Officer of the Company not contrary to the provisions of this Agreement, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company.


                 (b) For purposes of this Section 6, no act, or failure to act, on your part shall be deemed "willful" or "inten-tional" unless done, or omitted to be done, by you without reasonable belief that your action or omission was in the best interests of the Claiborne Group.

                 (c) The Company will endeavor in good faith to provide you with a prompt hearing before the Board of Directors (at which you may be accompanied by counsel) prior to any termination for Cause hereunder.

                 (d)  Your term of employment will terminate
forthwith upon your death or, at the Claiborne Group's option, upon your Disability. As used herein the term "Disability" means your inability to perform your duties and responsibilities as contem-plated under this Agreement for a period of more than 180 consecu-tive days, or for a period aggregating more than 240 days, whether or not continuous, during any 360-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to both you and the Company; provided that if you and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on you and the Company. You, your legal represen-tative or any adult member of your immediate family shall have the right to present to the Company and such physician such information and arguments on your behalf as you or they deem appropriate, including the opinion of your personal physician. Should you become incapacitated, your employment shall continue and all base salary and other compensation otherwise due to you hereunder shall be continued through the date on which your employment is terminat-ed for
Disability.

           7.    Severance.

                 (a) In the event that your term of employment is terminated for Cause, or if you resign without Good Reason (as hereinafter defined), the Company will pay to you an amount equal to your accrued but unpaid base salary through the date of such termination.

                 (b) In the event that your term of employment is terminated (other than upon your death or Disability) during your term of employment (i) by the Company other than for Cause or (ii) by you for Good Reason, then the Company shall pay to you an amount equal to your accrued but unpaid base salary through the date of such termination and, so long as you shall not have breached your obligations to the Claiborne Group under Sections 8 and 9 hereof (without limitation to any other remedy available to the Company), the Company shall (A) provide you with coverages substantially identical to those provided to other similarly situated senior executives of the Claiborne Group in its medical, dental, long term disability and life insurance programs (subject to insurability at standard rates) for 12 months following the date of such termina-tion, and (B) pay to you, in substantially equal monthly install-ments over the period from the date of such termination until April 30, 1997 or, if prior to such termination this Agreement had been automatically extended pursuant to Section 1 hereof, April 30, 1998, an aggregate amount equal to the greater of (1) what your base salary would have been for said period (using for such purpose the base salary rate in effect on the date of termination) and (2) $1 million. In such event, the Company agrees that your rights to continued medical coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (your "COBRA" rights) shall be deemed to commence after the expiration of the 12-month
period described in clause (A) above.   For the purpose of this
Agreement, termination of employment hereunder by you for "Good Reason" shall mean your termination of your employment upon notice to the Company following (x) assignment to you of duties inconsis-tent with your position as described in Section 2(a) or your being removed from such position, in either case without your consent, which termination shall be effective 30 days after prompt notice of such circumstances by you to the Company, if such circumstances have not been cured prior to such date; or (y) failure of the Company to have promoted you to the position of Vice Chairman and Chief Executive Officer on or prior to the date of the Company's 1996 annual meeting of stockholders; provided that your right to terminate your employment for Good Reason pursuant to this clause
(y) may only be exercised by notice from you to the Company given not later than 90 days after the date you receive notice that you will not be so promoted, or, if no such notice is given, 90 days after the date of the Company's 1996 annual meeting of stockhold-ers.

                 (c) In the event that your term of employment is terminated on account of your death or Disability, the Company will pay to you or your estate an amount equal to your accrued but unpaid base salary through the date of such termination.

                 (d) In the event that your term of employment is terminated for any reason, the Company's payment of salary as provided in the previous paragraphs of this Section 7 (together with reimbursement of your reasonable and necessary out-of-pocket business expenses incurred through such date in accordance with the Company's standard policy in effect at such time) shall constitute complete satisfaction of all obligations of the Company to you pursuant to this Agreement. Upon any such termination, you shall cease to be an employee of the Company for all purposes and (except as otherwise expressly set forth in paragraph 7(b)), the Company shall have no obligation to provide you with any employee benefits or perquisites hereunder.

                 (e) Your rights set out in this Section 7 shall constitute your sole and exclusive rights and remedies as a result of your actual or constructive termination of employment without Cause or the failure of the Company to elect you to the position of Chief Executive Officer, and you hereby waive any such other claims against the Claiborne Group in such event.

           8.    Confidential Information.

                 (a) The Claiborne Group owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Claiborne Group to you, but also information developed or learned by you during the course or as a result of employment hereunder, which information you acknowledge is and shall be the sole and exclusive property of the Claiborne Group. Confidential Information includes all proprietary informa-tion that has or could have commercial value or other utility in the business in which the Claiborne Group is engaged or contem-plates engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of the Claiborne Group, whether or not such information is specifical-ly labelled as Confidential Information by the Claiborne Group. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Claiborne Group concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising know-how, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to you; (ii) becomes generally known or generally available to the public subsequent to disclosure to you through no wrongful act of any person or (iii) which you are required to disclose by applicable law or regulation (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company's expense in seeking a protective order or other appropri-ate protection of such information).

                 (b) You acknowledge and agree that in the perfor-mance of your duties hereunder the Claiborne Group will from time to time disclose to you and entrust you with Confidential Infor-mation. You also acknowledge and agree that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Claiborne Group's interests, an invasion of privacy and an improper disclosure of trade secrets. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of your assigned duties and for the benefit of the Claiborne Group, any Confidential Information, either during your term of employment or thereafter.

                 (c) In the event your employment with the Company ceases for any reason, you will not remove from the Claiborne Group's premises without its prior written consent any records, files, drawings, documents, equipment, materials or writings received from, created for or belonging to the Claiborne Group, including those which relate to or contain Confidential Informa-tion, or any copies thereof. Upon request or when your employment with the Company terminates, you will immediately deliver the same to the Company.

                 (d) During your term of employment, you will disclose to the Company all designs, inventions and business strategies or plans developed by you during such period which relate directly or indirectly to the business of the Claiborne Group, including without limitation any process, operation, product or improvement. You agree that all of the foregoing are and will be the sole and exclusive property of the Claiborne Group and that you will at the Company's request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Claiborne Group.

                 (e) You and the Company agree that you shall not disclose to the Claiborne Group or use for the Claiborne Group's benefit, any information which may constitute trade secrets or confidential information of third parties, to the extent you have any such secrets or information.

                 (f) The provisions of this Section 8 shall survive the termination of this Agreement and your term of employment.

           9.    Restrictive Covenants.

                 (a) You acknowledge and agree (i) that the services to be rendered by you for the Claiborne Group are of a special, unique, extraordinary and personal character, (ii) that you have and will continue to develop a personal acquaintance and relation-ship with one or more of the Claiborne Group's customers, employ-ees, suppliers and independent contractors, which may constitute the Claiborne Group's primary or only contact with such customers, employees, suppliers and independent contractors, and (iii) that you will be uniquely identified by customers, employees, suppliers, independent contractors and retail consumers with the Claiborne Group's products. Consequently, you agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Claiborne Group that you make the covenants contained in this Section 9.

                 (b) You agree that, during your term of employment and for a period of 18 months thereafter, you shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business in the United States; provided however that nothing contained in this Section 9(b) shall prevent you from owning less than 2% of the voting stock of a publicly held corporation for investment purposes. For purposes of this Section 9(b), the term "Competing Business" shall mean a business engaged in the design, manufacture, distribution or marketing of better apparel and related products which competes with any business then being operated by the Company (except where such competition is de minimus).

                 (c) You agree that, during your term of employment and for a period of 18 months thereafter, you shall not, directly or indirectly,

                 (i) persuade or seek to persuade any customer of the Claiborne Group to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Claiborne Group, whether or not the relationship between the Claiborne Group and such customer was originally established in whole or in part through your efforts;

                 (ii) seek to employ or engage, or assist anyone else to seek to employ or engage, any person who at any time during the year preceding the termination of your employment hereunder was in the employ of the Claiborne Group or was an independent contractor providing material manufacturing, marketing, sales, financial or management consulting services in connection with the business of the Claiborne Group and with whom you had regular contact; or

               (iii) interfere in any manner in the relationship of the Claiborne Group with any of its suppliers or indepen-dent contractors, whether or not the relationship between the Claiborne Group and such supplier or independent contractor was originally established in whole or in part by your efforts.

As used in this Section 9, the terms "customer" and "supplier" shall mean and include any individual, proprietorship, partnership, corporation, joint venture, trust or any other form of business entity which is then a customer or supplier, as the case may be, of the Claiborne Group or which was such a customer or supplier at any time during the one-year period immediately preceding the date of termination of employment.

                 (d) You agree that, during your term of employment and for a period of 18 months thereafter, you will take no action which is intended, or would reasonably be expected, to harm the Claiborne Group or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Claiborne Group.

                 (e) The provisions of this Section 9 shall survive the termination of this Agreement and your term of employment.

           10. Specific Performance. You acknowledge that the Company would sustain irreparable injury in the event of a violation by you of any of the provisions of Sections 8 or 9 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 8 or 9, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.

           11. Life Insurance. You agree that the Claiborne Group will have the right to obtain and maintain life insurance on your life, at its expense, and for its benefit. You agree to cooperate fully with the Claiborne Group in obtaining such life insurance, to sign any necessary consents, applications and other related forms or documents and to take any required medical examinations.

           12. Withholding. The parties understand and agree that all payments to be made by the Company pursuant to this Agreement shall be subject to all applicable tax withholding obligations of the Company.

           13. No Conflict. You represent and warrant that you are not party to or subject to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to act for the Claiborne Group in all of the respects contemplated hereby.

           14. Notices. All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth in Exhibit A or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.

           15.   Miscellaneous.

                 (a) The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

                 (b) This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by you. In the event of any attempted assignment or transfer of rights hereunder by you contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder. The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company.


                 (c) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

                 (d) This Agreement has been made and will be governed in all respects by the laws of the State of New York applicable to contracts made and to be wholly performed within such state and the parties hereby irrevocably consent to the jurisdic-tion of the courts of the State of New York and federal courts located therein for the purpose of enforcing this Agreement.

                 (e) Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 8 or 9 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. In the event that (i) you make a claim against the Company under this Agreement, (ii) the Company disputes such claim, and
(iii) you prevail with respect to such disputed claim, then the Company shall reimburse you for your reasonable costs and expenses (including reasonable attorney's fees) incurred by you in pursuing such disputed claim.

                 (f) This Agreement (which includes the Exhibits and Annexes hereto) sets forth the entire understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.

                 (g) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.

                 (h) The provisions of this Agreement which by their terms call for performance subsequent to termination of your term of employment hereunder, or of this Agreement, shall so survive such termination.

           Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this will be a legally binding agreement between us as of the date first written above.


                                    Very truly yours,

                                    Liz Claiborne, Inc.


                                    By:/s/Jerome A. Chazen
                                       Jerome A. Chazen
                                       Chairman of the Board


Accepted and Agreed:


/s/Paul R. Charron
Paul R. Charron

                                EXHIBIT A


                          Addresses for Notice

If to Liz Claiborne, Inc.:

           Liz Claiborne, Inc.
           1441 Broadway
           New York, NY  10018
           Attention:  Chairman
           Facsimile:  (212) 626-1888
           Confirm:     (212) 626-3300

             - and -

           Liz Claiborne, Inc.
           300 Lighting Way
           Secaucus, NJ  07094
           Attention:  General Counsel
           Facsimile:  (201) 601-8650
           Confirm:    (201) 601-8501

If to You:

           To your address set forth on the first page of this Agreement

           Facsimile:
           Confirm:

Annex A:  Stock Option Agreement
Annex B:  Restricted Stock Agreement
KPK:50594                       Annex A
19200/0001



                           LIZ CLAIBORNE, INC.
                        1992 STOCK INCENTIVE PLAN

                   NONQUALIFIED STOCK OPTION AGREEMENT
           NONQUALIFIED STOCK OPTION AGREEMENT (the "Agreement"), dated as of May 9, 1994, between LIZ CLAIBORNE, INC., a Delaware corporation (the "Company"), and Paul R. Charron, an employee of the Company (the "Optionee").
           The Compensation Committee of the Board of Directors of the Company has determined that the objectives of the Company's 1992 Stock Incentive Plan (the "Plan") will be furthered by granting to the Optionee a nonqualified stock option pursuant to the Plan.


           Notwithstanding any provision hereof, this Agreement shall become effective only as, when and if the Grantee shall have executed and delivered to the Company both (i) this Agreement, and
(ii) the Employment Agreement dated the date hereof between the Company and the Grantee.


           In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Optionee agree as follows:
           SECTION 1.  Grant of Option.


           The Company hereby grants to the Optionee a nonqualified stock option (the "Option") to purchase 25,000 shares of common stock of the Company ("Common Stock") at a purchase price of $24.00 per share, equal to the Fair Market Value thereof (as defined under the Plan) on the date hereof. It is intended that the Option shall not qualify as an "incentive stock option" as defined in section 422 of the Internal Revenue Code of 1986, as amended to date.
           SECTION 2.  Exercisability.
           Subject to the further terms of this Agreement, the Option shall become exercisable in six substantially equal install-ments, one on each of the first, second, third, fourth, fifth and sixth anniversaries of the date of this Agreement, provided that the Optionee is then an employee of the Company. Unless earlier terminated pursuant to the provisions of the Plan, the unexercised portion of the Option shall expire and cease to be exercisable at 12:01 am on the seventh anniversary of the date of this Agreement.
           SECTION 3.  Method of Exercise.


           The Option or any part thereof may be exercised only by the giving of written notice to the Company on such form and in such manner as the Committee shall prescribe. Such written notice must be accompanied by payment of the full purchase price for the number of shares with respect to which the Option is being exercised. Such payment may be made by one or a combination of the following methods: (a) by a check acceptable to the Company; (b) with the consent of the Committee, by delivery of unrestricted shares of Common Stock having a Fair Market Value on the exercise date equal to part or all of the purchase price; or (c) by such other method as the Committee may authorize. The date of exercise of the Option shall be the date on which written notice of exercise is hand delivered to the Company, during normal business hours, at its address as provided in Section 6 of this Agreement, or, if mailed, the date on which it is postmarked, provided such notice is actually received.
           SECTION 4.  Termination of Employment; Death.


           4.1 Upon termination of the Optionee's employment for any reason, the Option shall terminate and expire except as provided in Section 4.2 or 4.3 of this Agreement.
           4.2 If the Optionee's employment terminates for any reason other than death, dismissal for "cause" as defined in the Optionee's employment agreement with the Company or resignation without the Company's prior consent for purposes of this Agreement, the Option shall be exercisable but only to the extent it was exercisable at the time of such termination and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 of this Agreement, or the expiration of three months following termination.
           4.3 If the Optionee dies while employed by the Company or after employment terminates but during a period in which the Option is exercisable pursuant to Section 4.2 of this Agreement, the Option shall be exercisable but only to the extent it was exercisable at the time of death and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 of this Agreement, or the first anniversary of the date of the Optionee's death.


           SECTION 5.  Plan Provisions to Prevail.


           This Agreement is subject to all of the terms and pro-visions of the Plan. Without limiting the generality of the foregoing, by entering into this Agreement the Optionee agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
           SECTION 6.  Notices.


           Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Senior Vice President, Finance, or Vice President Financial Operations, of the Company at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, N.J. 07047, or at such other address as the Company may hereafter designate to the Optionee by notice as provided in this Section 6. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee at the address set forth beneath his signature hereto, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.
           SECTION 7.  Successors and Assigns.


           This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent consistent with Section 4.1 of this Agreement and with the Plan, the heirs and personal representatives of the Optionee.
           SECTION 8.  Governing Law.


           This Agreement shall be interpreted, construed and
administered in accordance with the laws of the State of Delaware as they apply to contracts made, delivered and to be wholly
performed in the State of Delaware.
 IN WITNESS WHEREOF, the parties hereto
have executed this Agreement as of the date and year first written above.
                                 LIZ CLAIBORNE, INC.
ATTEST:                          By
                                   Title:
                                 PAUL R. CHARRON, Optionee


                                 Address:


                                 Social Security Number

KPK:50594  Annex B
19200/0001


      RESTRICTED STOCK AGREEMENT
RESTRICTED STOCK AGREEMENT (the "Agreement"), dated as of May 9, 1994, between LIZ CLAIBORNE, INC., a Delaware corporation (the "Company"), and Paul R. Charron (the "Grantee").
The Compensation Committee of the Board of Directors of the Company (the "Committee") has determined that the objectives of the Company's 1992 Stock Incentive Plan (the "Plan") will be furthered by the grant to the Grantee of 85,000 issued and outstanding shares of Common Stock of the Company currently held by the Company, subject to the restrictions set out in this Agreement (the "Restricted Shares").


Notwithstanding any provision hereof, this Agreement shall become effective only as, when and if the Grantee shall have executed and delivered to the Company (i) this Agreement, (ii) the stock powers referenced below, and (iii) the Employment Agreement dated the date hereof between the Company and the Grantee.


In connection with the grant of the Restricted Shares, the Grantee has delivered to the Company herewith stock powers duly endorsed in blank, each of which will be returned to the Grantee when all restrictions on the Restricted Shares covered thereby have expired as provided in Section 2.
In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee agree as follows:
SECTION 1. Issuance of Restricted Shares. As soon as practicable after receipt from the Grantee of this executed Agreement, the Company shall cause to be issued under the Plan in the name of the Grantee eight Restricted Share stock certificates, as follows: seven representing 10,000 shares of Common Stock each, and one representing 15,000 shares of Common Stock. Each certificate shall remain in the possession of the Company until the Restricted Shares represented thereby are free of the restrictions set forth in
Section 2. Upon the issuance of such certificates, the Grantee shall have the rights of a stockholder with respect to the Restricted Shares, subject to the restrictions set forth in this Agreement and the Plan.
      SECTION 2.  Restrictions.
2.1 Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the date provided for in Section 2.2, 2.3 or 2.4. These restrictions shall apply as well to any shares of Common Stock or other securities of the Company which may be acquired by the Grantee in respect of the Restricted Shares as a result of any stock split, stock dividend, combination of shares or other change, or any exchange, reclassifi-cation or conversion of securities.
2.2 unless sooner terminated pursuant to the terms hereof, and subject to accelerated termination pursuant to Section 2.3, the restrictions set forth in Section 2.1 shall, provided that the Grantee is then an employee of the Company, expire on the last day of each of the Company's fiscal years 1994 through 2001 (the "Vest-ing Dates") with respect to the number of Restricted Shares listed below next to each Vesting Date:


           Vesting Date:                  Number of
         Last business day             Restricted Shares
          of fiscal year         as to Which Restrictions Expire

              1994                                10,000
              1995                                10,000
              1996                                10,000
              1997                                10,000
              1998                                10,000
              1999                                10,000
              2000                                10,000
              2001                                15,000


As soon as practicable after each Vesting Date, the Company shall deliver to the Grantee, subject to the provisions of Section 4, a stock certificate representing the Restricted Shares which became free of restrictions on such Vesting Date.
           2.3 For purposes of this Section 2.3, a Partial Acceleration Date is any day at least four months after the date of this Agreement on which the Fair Market Value of a share of Common Stock (determined for all purposes of this Agreement pursuant to Section 1.6(a) of the Plan) is at least $36, provided that the average Fair Market Value of a share of Common Stock averaged for such day and the preceding 74 consecutive days on which the Common Stock was traded on the principal stock exchange on which such stock is listed, is also at least $36. A Full Acceleration Date is defined in the same manner as a Partial Acceleration Date except that $48 is substituted for $36 in both places where $36 appears in the preceding sentence. The prices of $36 and $48 set forth in this Section 2.3 shall be subject to equitable adjustment by the Committee in its sole discretion pursuant to Section 1.5(b) of the Plan. Upon the happening of a Partial Acceleration Date, restric-tions shall thereupon lapse as to one-third of the Restricted Shares (rounded to the nearest whole number) scheduled to become unrestricted on each Vesting Date subsequent thereto and the Partial Acceleration Date shall be deemed the Vesting Date for such newly vested shares for purposes of this Agreement. Upon the happening of a Full Acceleration Date, provided that the Grantee is an employee of the Company on such Date, restrictions shall lapse as to all Restricted Shares as of the later of such Full Acceler-ation Date or the last day of the Company's 1998 fiscal year, and such lapse date shall be deemed the Vesting Date of such shares for purposes of this Agreement, provided that the Grantee is an employee of the Company on such lapse date.


2.4 dividends that become payable on Restricted Shares shall be held by the Company in escrow in accordance with the provisions of this Agreement. In this connection, on each Common Stock dividend payment date while any Restricted Shares remain outstanding and restricted hereunder (each, a "RS Dividend Date"), the Company shall be deemed to have reinvested any cash dividend otherwise then payable on the Restricted Shares in a number of phantom shares of Common Stock (including any fractional share) equal to the quotient of such dividend divided by the Fair Market Value of a share of Common Stock on such RS Dividend Date and to have credited such shares to an unfunded book account in the Grantee's name (the "Dividend Escrow Account"). As of each subsequent RS Dividend Date, the phantom shares then credited to the Dividend Escrow Account shall be deemed to receive a dividend at the then appli-cable dividend rate, which shall be reinvested in the same manner in such Account in the form of additional phantom shares. If any dividend payable on any RS Dividend Date is paid in the form of Common Stock, then any such stock dividend shall be treated as additional Restricted Shares under this Agreement, pursuant to
Section 2.1 above, with such additional Restricted Shares being subject to the same vesting and other restrictions as the Restrict-ed Shares with respect to which such dividends became payable, and with any fractional share being treated as a cash dividend that is subject to the escrow and reinvestment procedures in this Section
2.4. Any other non-cash dividends credited with respect to Re-stricted Stock shall be subject to the escrow and reinvestment procedures in this Section 2.4, and shall be valued for purposes of this Section 2.4 at the fair market value thereof as of the rele-vant RS Dividend Date, as determined by the Committee in its sole discretion. At each Vesting Date, the Company shall deliver out of escrow to the Grantee that number of shares of Common Stock equal to the number of phantom shares then credited to the Dividend Escrow Account as the result of the deemed investment and rein-vestment in phantom shares of the dividends attributable to the Restricted Shares on which restrictions lapse at such Vesting Date.


SECTION 3. Forfeiture. Effective upon termination of the Grantee's employment with the Company for any reason, the Company shall cancel the stock certificate(s) representing any Restricted Shares on which the restrictions have not expired, and the Dividend Escrow Account shall thereupon be terminated, it being understood and agreed that Grantee shall not be entitled to any payment whatsoever under this Agreement or provisions of the Plan relating to this Agreement (including without limitation Section 2.6(e) thereof) in connection with such cancellation and termination.
SECTION 4. Withholding Taxes. Whenever a stock certificate representing Restricted Shares that have vested in accordance with the terms hereof is to be delivered to the Grantee pursuant to
Section 2.2, the Company shall be entitled to require as a condition of such delivery that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related to the expiration of restrictions on the shares represented by such certificate. Until an election by Grantee under the provisions currently set forth in Rule 16b-3(d)(1)(i) as adopted February 21, 1991 under the Securities Exchange Act of 1934 (the "New Rule") shall have become effective in accordance with the terms of the New Rule, the Company shall automatically withhold from delivery shares having a Fair Market Value on the Vesting Date equal to the amount of tax to be withheld. Fractional share amounts shall be settled in cash. Any such election by Grantee under the New Rule shall take effect six months after it is made and shall remain in effect until revoked by an election made at least six months in advance of the revocation date.


SECTION 5. Nature of Payments. The grant of the Restricted Shares hereunder is in consideration of services to be performed by the Grantee for the Company and constitutes a special incentive payment and the parties agree that it is not to be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, or (ii) any severance or other amounts payable under any other agreement between the Company and the Grantee.


SECTION 6. Plan Provisions to Prevail. This Agreement is subject to all of the terms and provisions of the Plan. Without limiting the generality of the foregoing, by entering into this Agreement the Grantee agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.


SECTION 7.  Miscellaneous.

7.1 Section Headings. The Section headings contained herein are for purposes of convenience only and are not intended to define or limit the contents of the Sections.


7.2 Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company's Senior Vice President, Finance, or Vice President of Financial Operations, at One Claiborne Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Grantee by notice as provided in this Section 7.2. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as he may hereafter designate to the Company by notice as provided herein. A notice hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.


7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent consistent with Sections 2 and 3 of this Agreement, the heirs and personal repre-sentatives of the Grantee.
7.4 Governing Law. This Agreement shall be interpreted, construed and administered in accordance with the laws of the State of Delaware as they apply to contracts made, delivered and to be wholly performed in the State of Delaware.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
                                       LIZ CLAIBORNE, INC.
ATTEST:                                By

Title:
PAUL R. CHARRON, Grantee


                                                  Address